EXHIBIT 5









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                                                  (315) 449-6064

                                                              October 18, 2001





Telmark LLC
333 Butternut Drive
DeWitt, NY   13214

         Re:      Subordinated Debentures: $20,000,000
                  Registration Statement on Form S-2

Ladies and Gentlemen:

         Reference is made to a Registration Statement on Form S-2 (such Registration Statement and all amendments thereto hereinafter referred to as the "Registration Statement") of Telmark LLC, a Delaware limited liability company (the "Company") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), in connection with a proposed sale by the Company of $20,000,000 aggregate principal amount of its debentures, with such maturity dates and interest rates as set forth in the prospectus included in the Registration Statement or as established by the Company's Board of Directors or a duly authorized committee thereof and reflected in a prospectus supplement filed with the SEC (the "Debentures"). The Debentures are to be issued pursuant to an Indenture dated as of September 30, 1993 (such Indenture and all amendments and supplements thereto hereinafter referred to as the "Indenture") between the Company and OnBank and Trust Company, as Trustee, as amended on August 21, 1997, by Agreement of Resignation, Appointment and Acceptance, under which Manufacturers and Traders Trust Company replaces OnBank & Trust Co. as Trustee. Supplemental Indentures dated as of June 30 and July 1, 1998 have been executed by the Company and Manufacturers and Traders Trust Company, as Trustee.

         In connection with the original filing of the Registration Statement, an opinion of counsel regarding the legality of the Debentures was delivered by David M. Hayes, Legal Counsel to the Company. Because Mr. Hayes has retired from the Company, this opinion regarding the legality of the Debentures is being redelivered by me and supercedes the prior opinion.

         As legal counsel to the Company, I have examined the corporate proceedings and such other legal matters relating to the Indenture and the Debentures as I deemed relevant to the opinions expressed below.


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Telmark LLC
Page 2
October 18, 2001

         Based on such examination, I am of the opinion that:

         1. The Company is a limited liability company duly organized and existing under the laws of the State of Delaware.

         2. The Company has corporate power to execute and deliver the Indenture and to authorize and sell the Debentures.

         3. The Debentures will be legally issued and binding obligations of the Company enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, so long as (i) the Registration Statement remains effective under the Act and the Indenture continues to qualify under the Trust Indenture Act of 1939, as amended, and (ii) the Debentures shall have been duly executed and authenticated as provided in the Indenture and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus.

                                                           Very truly yours,

                                                           /s/ Theresa A. Szuba

                                                           Theresa A. Szuba
                                                           General Counsel

TAS/s
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